Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-101121 pertaining to the Pactiv Corporation 2002 Incentive Compensation Plan, Form S-8 No. 333-33484 pertaining to the Pactiv Corporation Employee Stock Purchase Plan, Form S-8 No. 333-90333 pertaining to Tenneco Packaging Inc. Thrift Plan for Hourly Employees of Tenneco Packaging and Tenneco Packaging Thrift Plan) of our report dated March 15, 2007, with respect to the consolidated balance sheets of Prairie Packaging, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, which report is included as Exhibit 99.1 of the Current Report on Form 8-K/A of Pactiv Corporation.
                      /s/ KPMG LLP
Chicago, Illinois
June 19, 2007